Exhibit 8.2

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
T +1 202 637 5600
F +1 202 637 5910
www.hoganlovells.com

October 28, 2014

Board of Directors

Orbital Sciences Corporation

45101 Warp Drive
Dulles, VA 20166

Ladies/Gentlemen:

This opinion is being delivered to you in connection with the merger  (the “Merger”) of Vista Merger Sub Inc., a Delaware corporation (“Merger Sub”) and wholly owned Subsidiary of Alliant Techsystems Inc., a Delaware corporation (“ATK”) with and into Orbital Sciences Corporation, a Delaware corporation ( “Orbital”) with Orbital surviving the Merger as a wholly owned Subsidiary of ATK, pursuant to that certain Transaction Agreement, and the exhibits thereto, by and between Orbital, ATK, Merger Sub, and Vista SpinCo Inc., a Delaware corporation (“Sporting”) and currently  a wholly owned Subsidiary of ATK, dated as of April 28, 2014 (the “Transaction Agreement”), and in connection with the registration statement filed by ATK with the Securities and Exchange Commission on Form S-4 (Registration No. 333-198460) under the Securities Act of 1933, as amended (the “Registration Statement”).(1)

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Transaction Agreement; (2) the Registration Statement including the Joint Proxy Statement/Prospectus of Orbital and ATK; (3) factual representations and certifications made to us by Orbital, ATK and Sporting (the “Tax Representations”); and (4) such other instruments and documents related to the formation, organization and operation of Orbital and ATK or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.  In addition, we have reviewed the form of opinion of counsel received by ATK from Cravath, Swaine & Moore LLP, with respect to the tax consequences of the proposed transaction (the “Cravath Opinion”).

(1)           Unless otherwise indicated, all capitalized terms shall have the meaning defined in the Transaction Agreement.  All section references are to the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise indicated.

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Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.             All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine.  We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2.             All representations, warranties, and statements made or agreed to by Orbital, ATK and Sporting and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Transaction Agreement, (ii) those set forth in the Registration Statement, and (iii) those set forth in the Tax Representations, are, or will be, true, complete and accurate at all relevant times.

3.             The Merger will be consummated in accordance with the Transaction Agreement and as described in the Registration Statement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

4.             The Cravath Opinion has been concurrently delivered and not withdrawn.

Opinion — U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that: (i) no gain or loss will be recognized by, and no amount will be included in the income of, U.S. holders of Orbital common stock upon the receipt of ATK common stock in the merger (except with respect to cash received in lieu of fractional shares); (ii) the tax basis of ATK common stock received by a U.S. holder of Orbital common stock in the merger, including any fractional share of ATK common stock deemed received, will be the same as the tax basis in the Orbital common stock deemed exchanged therefor; and (iii) the holding period of ATK common stock received by a U.S. holder of Orbital common stock in the merger will include the holding period of the Orbital common stock exchanged therefor.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.             This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof.  An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts.  There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.  Neither Orbital nor ATK has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the Effective Time.

2.             This letter addresses only the specific tax opinions set forth above.  This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including the Distribution of Sporting Common Stock prior to the Merger or any other transaction undertaken in connection with the Merger).

3.             Our opinion set forth herein is based upon the description of the contemplated transactions as set forth in the Transaction Agreement and the Registration Statement.  If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable.  No opinion is expressed as to any transaction other than the Merger set forth in the Transaction Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the Transaction Agreement and the Registration Statement are not consummated in accordance with the terms of the Transaction Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times.  In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the section in the Registration Statement titled “The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” and “Legal Matters” sections of the Registration Statement (and in so consenting, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended).

Sincerely yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP